UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2024

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

delaware	001-39717	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

680 East Colorado Boulevard, Suite 180

Pasadena California 91101

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIXT	The NASDAQ Stock Market, LLC
Warrants to Purchase Common Stock, par value $0.0001 per share	LIXTW	The NASDAQ Stock Market, LLC

Item 1.01	Entry Into a Material Agreement.

Reference is made to the Current Report of Lixte Biotechnology Holdings, Inc. (the “Company”) on Form 8-K filed with the Securities and Exchange Commission on May 29, 2024 regarding the Company’s election not to renew the Employment Agreement of James Miser, the Company’s current Chief Medical Officer, whose employment agreement with the Company will expire on July 31, 2024. On May 31, 2024, the Company entered into a Consulting Agreement (the “Schellens Agreement”) with Dr. Jan H.M. Schellens, M.D., Ph.D. Pursuant to the Schellens Agreement, effective July 1, 2024, the Company engaged Dr. Schellens as a consultant, and, effective August 1, 2024, as the Company’s Chief Medical Officer. The term of the Schellens Agreement will be in effect from July 1, 2024 until the earliest of (i) termination by either party upon sixty days’ notice, (ii) Dr. Schellens’ death or disability, or (iii) termination by the Company for breach as provided in the Schellens Agreement. Under the Schellens Agreement, Dr. Schellens will provide his services for two days per week with the specific days in each week to be based on arrangements agreed to from time to time between Dr. Schellens and the Company’s Chief Executive Officer. The Company will pay Dr. Schellens 104,000 Euros on an annual basis. The Company also has granted Dr. Schellens stock options to purchase 15,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Stock Market on July 1, 2024. The options are for a term of five years, vesting quarterly over a three-year period commencing on the last day of each calendar quarter commencing September 30, 2024.

Dr. Schellens will play a leadership role in the planning, implementation and oversight of clinical trials and be responsible for assisting in the development of strategic clinical goals and the implementation and safety monitoring of investigational studies. Dr. Schellens will be the primary medical monitor for all clinical investigational studies, and for the oversight of third party CRO monitors. He will be responsible for the regulatory strategy and implementation of the strategy and the primary contact for regulators. Dr. Schellens will work closely with the Company’s Chief Executive Officer on the development of strategic goals needed to insure the timely implementation of appropriate clinical studies needed for the successful registration of therapeutics products. Dr. Schellens services will be principally rendered in the Netherlands.

The foregoing description of the Schellens Agreement does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Schellens Agreement, a copy of which is filed hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The disclosures set forth in Item 1.01 are incorporated by reference into this Item 5.02.

Dr. Schellens, age 68, has more than 25 years of clinical experience as a medical oncologist, pharmacologist and clinical pharmacologist, including more than two decades developing and bringing new drugs to market. Co-author of more than 900 publications in peer-reviewed scientific journals, Dr. Schellens has held leadership positions at the Netherlands Cancer Institute in Amsterdam and the Dr. Daniel den Hoed Clinic-Erasmus University in Rotterdam. He was professor of clinical pharmacology at Utrecht University in the Netherlands, where he earned his M.D. degree, and he served as a board member and Chief Medical Officer of Byondis B.V. from January 2019 through September 2023. He also earned a Ph.D. degree in Pharmaceutical Sciences from Leiden University in Leiden, Netherlands. Dr. Schellens served for 17 years as a board member of the Dutch Medicines Evaluation Board and for 12 years as a member and chairperson of the Scientific Advisory Board Oncology of the EMA. From 2016 to the present, he has served as a part-time Chief Medical Officer of Modra Pharmaceuticals B.V., an Amsterdam-based company that successfully completed a Phase 2b clinical study of ModraDoc006/r, a boosted oral taxane therapeutic, in contrast to the standard-of-care IV chemotherapy docetaxel, in patients with prostate cancer.

Item 8.01.	Other Events.

On June 3, 2024, the Company issued a press release regarding the appointment of Dr. Jan Schellens as its Chief Medical Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) The Exhibits listed on the accompanying Index to Exhibits are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2024	LIXTE BIOTECHNOLOGY HOLDINGS, INC.
(Registrant)

	By:	/s/ BASTIAAN VAN DER BAAN
Bastiaan van der Baan
Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Consulting Agreement dated as of May 31, 2024 between the Company and Dr. Jan Schellens.
99.1	Press Release regarding the appointment of Dr. Jan Schellens as Chief Medical Officer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

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